Exhibit 5.1

                            MORRISON & FOERSTER, LLP




                               December 19, 2000


Micrel, Incorporated
2180 Fortune Drive
San Jose, California 95131

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Micrel, Incorporated (the "Company") with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 100,000 shares of the Company's Common Stock, no par value (the "Plan Shares" which will be issuable under the Micrel, Incorporated 2000 Nonqualified Stock Incentive Plan (the "Plan").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                           MORRISON & FOERSTER, LLP

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